Filed Pursuant to Rule 433

Registration No. 333-210556-01

Free Writing Prospectus dated July 31, 2017

DTE ELECTRIC COMPANY

TERM SHEET

$440,000,000 2017 Series B 3.75% General and Refunding Mortgage Bonds due 2047

Issuer:	DTE Electric Company

Security:	Series B 3.75% General and Refunding Mortgage Bonds due 2047 (the “Bonds”)

Principal Amount:	$440,000,000

Maturity Date:	August 15, 2047

Coupon:	3.75%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2018

Benchmark Treasury:	3.00% due February 15, 2047

Benchmark Treasury Price/Yield:	101-29+/2.903%

Spread to Benchmark Treasury:	+85 bps

Yield to Maturity:	3.753%

Price to Public:	99.946%

Optional Redemption:	Prior to February 15, 2047 (the “Par Call Date”), the Bonds will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the Bonds matured on the Par Call Date discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after the Par Call Date, the Bonds will be redeemable at a redemption price equal to 100% of the principal amount of Bonds being redeemed, plus accrued and unpaid interest to the redemption date.

Trade Date:	July 31, 2017

Settlement Date:	T+7; August 9, 2017

CUSIP:	23338V AG1

ISIN:	US23338VAG14

Anticipated Ratings*:	Aa3 (stable)/A (stable)/A+ (negative) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BNY Mellon Capital Markets, LLC Mizuho Securities USA LLC UBS Securities LLC

Co-Manager:	SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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